Exhibit 99.1

Press Release

Diversified Restaurant Holdings Reports Fourth Quarter and Fiscal Year 2014 Results

Consolidated Comparable-Store Sales for the Fourth Quarter 2014 Increased 5.8%

Adjusted EBITDA for Fiscal Year 2014 Exceeded Previous Guidance

SOUTHFIELD, Mich., March 12, 2015 (GLOBE NEWSWIRE) -- Diversified Restaurant Holdings, Inc. (Nasdaq: BAGR) ("DRH" or the "Company"), the creator, developer and operator of the unique, full-service, ultra-casual restaurant and bar Bagger Dave's Burger Tavern® ("Bagger Dave's") and one of the largest franchisees for Buffalo Wild Wings® ("BWW"), announced today the results for the fourth quarter and year ended December 28, 2014.

Fourth Quarter and Fiscal Year 2014 Highlights Include:

●	Revenue for the fourth quarter increased 23.4% to $35.1 million. Fiscal year revenue increased 17.9% to a record $128.4 million.

●

Consolidated comparable-store sales increased 5.8% in the fourth quarter compared to a 1.1% increase in the prior year period, representing 16 consecutive quarters of comparable-store sales growth. For the fiscal year, consolidated comparable-store sales increased 3.5%.

●

Adjusted EBITDA(1), a non-GAAP measure, increased 6.4% to $3.7 million in the fourth quarter compared to $3.4 million in the prior year period. For the fiscal year, Adjusted EBITDA increased 15.8% to $15.1 million, exceeding DRH’s previously articulated guidance of $14.0 to $15.0 million.

●

Five new restaurants opened in the fourth quarter, including three Bagger Dave’s and two Buffalo Wild Wings. For the fiscal year, twelve restaurants were added, consisting of six new Bagger Dave’s, three new Buffalo Wild Wings, and three acquired Buffalo Wild Wings, which represented unit growth of 22.2%.

●

During the fourth quarter, the Company entered into a sale leaseback agreement for $24.6 million. The arrangement included the sale of 12 properties, six Bagger Dave’s and six Buffalo Wild Wings restaurants. In the Q4 2014, we closed on ten of the 12 properties, with total proceeds of $19.1 million. We expect to close on the remaining locations in Q2 2015, with proceeds of $5.5 million. The proceeds from the transaction were used to pay down $5.0 million in debt as well as to fund our growth capital.

●

The sale leaseback transaction resulted in a loss on asset disposal of approximately $0.5 million. Although $2.3 million in gains on the sale were also achieved, gains are deferred and amortized into income over the life of the related operating lease while losses are recorded immediately. This, along with other disposals related to a company-wide update of our POS system, represent one-time items which contributed to an operating loss of $1.9 million in the fourth quarter compared to an operating loss of $0.2 million in the prior-year period. For the fiscal year, operating loss was $0.6 million compared to operating income of $1.4 million in 2013. Although recurring as a function of our Company’s growth strategy, quarterly and fiscal year pre-opening costs of $1.4 million and $3.5 million, respectively, also made a significant contribution to the quarterly and fiscal year operating losses.

Michael Ansley, President and CEO of Diversified Restaurant Holdings commented, “2014 was a pivotal year for Diversified Restaurant Holdings as we made significant progress executing on several strategic initiatives at both Bagger Dave’s and Buffalo Wild Wings. Our strong results are a testament to our new menu and marketing initiatives at Bagger Dave’s which centered around the freshness and differentiated nature of our food, combined with our decision to focus only on the very best locations for our new restaurants. We are exceptionally pleased with the results we have seen since these changes took hold as demonstrated by our comparable-store sales gains which accelerated as we moved throughout 2014 and culminated with an impressive 5.8% increase for the fourth quarter.”

Mr. Ansley continued, "Looking ahead, we are entering 2015 with great momentum at both Bagger Dave’s and Buffalo Wild Wings. We have multiple programs in place to drive consistent and sustainable sales growth, while at the same time are focused on instilling operational excellence throughout our company. We are excited about the robust development pipeline of growth we have in place to expand both concepts, but particularly the expansion of Bagger Dave’s into Ohio. We remain on track to open eight to nine new restaurants, including five to six Bagger Dave’s and three Buffalo Wild Wings, all of which are already under construction in what we expect will be great locations.”

Fourth Quarter 2014 Review

Revenue increased 23.4% to $35.1 million in the fourth quarter of 2014 compared to $28.5 million in the fourth quarter of 2013. The growth in revenue was driven by a 5.8% increase in consolidated comparable-store sales, three acquired Florida Buffalo Wild Wings restaurants, and the addition of nine new restaurants over the past year, comprised of six Bagger Dave's and three Buffalo Wild Wings locations. On a two-year basis, comparable-store sales grew 6.9% in the fourth quarter.

At the end of the fourth quarter of 2014, DRH had 66 restaurants, comprised of 24 Bagger Dave's and 42 Buffalo Wild Wings locations. This represents an increase of 22.2% from 54 restaurants at the end of 2013.

Food, beverage, and packaging costs as a percentage of revenue declined to 29.2% versus 29.4% in the same quarter last year. The 20 basis point improvement was primarily due to menu price increases taken to overcome the forecasted increase in bone-in chicken wing prices. The average cost per pound for bone-in chicken wings was $1.88 compared to $1.64 in the prior-year period, a 14.6% increase over the previous year’s fourth quarter.

Compensation costs increased by $2.0 million, or 27.4%, to $9.2 million. The increase was driven by staffing required for nine additional restaurants versus the fourth quarter of 2013 and higher minimum wage standards. As a percentage of revenue, compensation costs increased 80 basis points to 26.1% compared to 25.3% in the year ago period.

Occupancy costs increased 28.4% to $2.2 million. The increase was driven by an increased number of restaurants in operation versus the same quarter last year. As a percentage of revenue, occupancy costs increased 20 basis points to 6.1% compared to 5.9% in the prior-year period.

Other operating costs increased $2.0 million to $7.6 million or 36.1%. The increase was predominantly driven by an increased number of restaurants in operation. As a percentage of revenue, other operating costs were 21.6% versus 19.6% in the fourth quarter of 2013. The increase in other operating costs is attributable to the expansion of technology initiatives, hiring and training expenses, early break-up fees related to the sale lease back, and higher repair and maintenance costs.

General and administrative expenses increased $0.2 million, or 10.4%, to $2.4 million. As a percentage of revenue, G&A improved to 6.9% from 7.8% in the previous year quarter.

Pre-opening costs increased $0.2 to $1.4 million reflecting the opening of five new restaurants during the quarter. As a percentage of revenue, preopening costs improved 20 basis points to 4.0% compared to 4.2% in the same quarter last year.

Depreciation and amortization as a percentage of revenue increased to 9.5% from 8.5% in prior-year period, primarily due to the increase in real estate purchases as an alternative to leasing.

Operating loss was $1.9 million compared to an operating loss of $0.2 million in the fourth quarter of 2013. As noted above, this was largely due to one-time charges related to the sale leaseback transaction and other disposals related to a company-wide updated of our POS system.

Adjusted EBITDA increased 6.4% to $3.7 million. As a percent of revenue, Adjusted EBITDA decreased 170 basis points to 10.4% compared to the year ago period. Restaurant-level EBITDA increased 6.9% to $6.0 million, although it decreased 260 basis points to 17.2% as a percent of revenue compared to the same quarter last year.(1) DRH believes that, when used in conjunction with GAAP measures, restaurant-level EBITDA and adjusted EBITDA, which are non-GAAP measures, provide additional information related to its operating performance. (See reconciliation of restaurant-level EBITDA and adjusted EBITDA in the supplemental tables included at the end of this release.)(1)

For the aforementioned reasons and the implementation of our new debt facility, net loss for the fourth quarter 2014 was $1.4 million compared to a net loss of $0.2 million for the prior-year period.

Fiscal Year 2014 Review

Total revenue for Fiscal Year 2014 was $128.4 million, an increase of $19.5 million, or 17.9%, over revenue generated during Fiscal Year 2013.  The increase was attributable to a 3.5% increase in comparable-store sales, the acquisition of three BWW restaurants, and the opening of nine DRH-owned restaurants, which included six Bagger Dave’s and three BWW restaurants. On a full two-year basis, comparable-store sales grew 7.2%.

For the fiscal year, Adjusted EBITDA increased 15.8% to $15.1 million. As a percent of revenue, Adjusted EBITDA was 11.7%, consistent with the prior period. Restaurant-level EBITDA increased 17.4% to $23.7 million. As a percent of revenue, Restaurant-level EBITDA was 18.4%, consistent with prior period.(1) DRH believes that, when used in conjunction with GAAP measures, restaurant-level EBITDA and adjusted EBITDA, which are non-GAAP measures, provide additional information related to its operating performance. (See reconciliation of restaurant-level EBITDA and adjusted EBITDA in the supplemental tables included at the end of this release.)(1)

For the reasons mentioned in the fourth quarter review, Fiscal Year 2014 resulted in a net loss of $1.3 million, compared to net income of $0.1 million in Fiscal Year 2013.

The Company opened nine new restaurants in 2014, consisting of six Bagger Dave's and three Buffalo Wild Wings, and acquired three Buffalo Wild Wing restaurants.

Balance Sheet

At December 28, 2014, cash, cash equivalents and investments were $21.6 million, compared to $18.1 million at December 29, 2013. The change in cash is a function of executing a sale leaseback transaction offset by new restaurant openings, land purchases, the acquisition of three Buffalo Wild Wings locations in Florida, and conversion of all Buffalo Wild Wings locations to a new POS system. DRH believes that its existing cash, cash from operations, its credit facility, and proceeds from the recent sale leaseback transaction will be sufficient to meet its current operational funding, development, and obligations.

Fiscal Year 2015 Outlook

•	Revenue of $148.0 million to $153.0 million.

•	Eight to nine new restaurants, consisting of five to six Bagger Dave’s and three Buffalo Wild Wings, exclusive of any acquisitions.

•	Capital expenditures ranging from $35.0 million to $40.0 million.

•	Adjusted EBITDA of $16.0 million to $17.0 million. Restaurant-level EBITDA of $26.0 million to $28.5 million.

Mr. Ansley concluded, “In a recent SEC filing, we announced an asset purchase agreement for nine existing BWW restaurants and three currently under development. While we are excited by the opportunity to potentially expand our BWW portfolio through acquisitions, there can be no assurance that this transaction will be consummated due to Buffalo Wild Wings Inc.’s right of first refusal. Still, our demonstrated track record of acquiring and successfully integrating BWW restaurants provides us with the confidence to evaluate acquisitions within the BWW system as they come to market, while simultaneously moving forward with our growth plans for Bagger Dave’s.”

Webcast and Conference Call

DRH will host a conference call and webcast on Thursday, March 12, 2015 at 4:30 PM Eastern Time, during which management will review the financial and operating results for the fourth quarter and full year 2014 and discuss its outlook for 2015. A question and answer session will follow.

The teleconference can be accessed by calling (877) 407-3982. The webcast can be monitored on the Company's website at www.diversifiedrestaurantholdings.com.

A telephonic replay will be available through Thursday, March 19, 2015. To listen to a replay of the call, dial (877) 870-5176 and enter the conference ID number 13601236, or access the webcast replay via the Company's website where a transcript will also be posted once available.

About Diversified Restaurant Holdings

Diversified Restaurant Holdings, Inc. (Nasdaq: BAGR) ("DRH" or the "Company") owns and operates Bagger Dave's Burger Tavern, a full-service, family-friendly restaurant and full bar with a casual, comfortable atmosphere specializing in custom-built, proprietary, fresh prime rib recipe burgers, all-natural turkey burgers, hand-cut fries, locally crafted beers on draft, hand-dipped milk shakes, salads, black bean turkey chili, and much more. There are currently 26 company-owned Bagger Dave's restaurants in Michigan and Indiana. For more information, visit www.baggerdaves.com.

The Company also operates 42 Buffalo Wild Wings Grill & Bar franchised restaurants in Indiana, Illinois, Michigan, and Florida.

The Company routinely posts news and other important information on its website at www.diversifiedrestaurantholdings.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements which reflect DRH's current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words "anticipate," "believe," "expect," "intend," "plan," "project," "will continue," "will likely result," "may," and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations. Some of these risks include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to our business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of DRH. Forward-looking statements contained herein speak only as of the date made and, thus, DRH undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 28	December 29	December 28	December 29
	2014	2013	2014	2013

Revenue	$35,148,721	28,475,965	$128,413,448	$108,886,139

Operating expenses
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage, and packaging	10,274,544	8,382,821	37,058,821	32,719,254
Compensation costs	9,166,788	7,192,790	33,337,000	28,096,721
Occupancy	2,152,777	1,676,672	7,205,420	6,381,052
Other operating costs	7,586,569	5,575,250	27,214,208	21,675,473
General and administrative expenses	2,440,710	2,211,718	8,786,520	7,270,597
Pre-opening costs	1,409,864	1,194,100	3,473,664	3,230,122
Depreciation and amortization	3,344,826	2,434,607	10,956,951	7,974,481
Loss on disposal of property and equipment	669,811	14,451	1,023,144	98,162
Total operating expenses	37,045,889	28,682,409	129,055,728	107,445,862

Operating profit (loss)	(1,897,168)	(206,444)	(642,280)	1,440,277

Change in fair value of derivative instruments		-	-	-
Interest expense	(837,949)	(343,065)	(2,274,041)	(1,718,711)
Other income (expense), net	(145,338)	58,334	(58,912)	151,292

Income (loss) before income taxes	(2,880,455)	(491,175)	(2,975,233)	(127,142)

Income tax benefit	(1,526,706)	(313,636)	(1,706,736)	(261,450)

Net income (loss)	$(1,353,749)	$(177,539)	$(1,268,497)	$134,308

Less: (Income) attributable to noncontrolling interest	$-	$-	-	-

Net income (loss) attributable to DRH	$(1,353,749)	$(177,539)	$(1,268,497)	$134,308

Basic earnings per share	$(0.05)	$(0.01)	$(0.05)	$0.01
Fully diluted earnings per share	$(0.05)	$(0.01)	$(0.05)	$0.01

Weighted average number of common shares outstanding
Basic	26,147,287	26,054,443	26,092,919	23,937,188
Diluted	26,147,287	26,054,443	26,092,919	24,058,072

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 28	December 29
	2014	2013
ASSETS

Current assets
Cash and cash equivalents	$18,688,281	$9,562,473
Investments	2,917,232	8,561,598
Accounts receivable	1,417,510	1,248,940
Inventory	1,335,774	1,017,626
Prepaid assets	397,715	555,144
Total current assets	24,756,512	20,945,781

Deferred income taxes	2,960,640	1,162,761
Property and equipment, net	71,508,950	58,576,734
Intangible assets, net	2,916,498	2,948,013
Goodwill	10,998,630	8,578,776
Other long-term assets	305,804	121,668
Total assets	$113,447,034	$92,333,733

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$7,043,143	$4,416,092
Accrued compensation	2,786,830	2,060,082
Other accrued liabilities	1,357,510	809,104
Current portion of long-term debt	8,155,903	8,225,732
Current portion of deferred rent	377,812	306,371
Total current liabilities	19,721,198	15,817,381

Deferred rent, less current portion	3,051,445	3,420,574
Unfavorable operating leases	693,497	759,065
Other liabilities	3,212,376	327,561
Long-term debt, less current portion	53,612,496	38,047,589
Total liabilities	80,291,012	58,372,170

Commitments and contingencies (Notes 11 and 12)

Stockholders' equity
Common stock - $0.0001 par value; 100,000,000 shares authorized; 26,149,321 and 26,049,578, respectively, issued and outstanding	2,582	2,580
Additional paid-in capital	35,668,001	35,275,255
Accumulated other comprehensive loss	(175,156)	(245,364)
Accumulated deficit	(2,339,405)	(1,070,908)
Total stockholders' equity	33,156,022	33,961,563

Total liabilities and stockholders' equity	$113,447,034	$92,333,733

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 28	December 29	December 30
	2014	2013	2012

Cash flows from operating activities
Net income (loss)	$(1,268,497)	$134,308	$275,139
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	10,956,951	7,974,481	4,587,310
Loan fee and other amortization	331,650	76,407	141,329
Realized loss on sale of investments	33,406	-	-
Loss on disposal of property and equipment	1,023,144	98,162	36,833
Share-based compensation	338,810	278,290	220,449
Change in fair value of derivative instruments	-	-	43,361
Deferred income taxes	(1,834,048)	(336,223)	(133,287)
Changes in operating assets and liabilities that provided (used) cash
Accounts receivable	(168,570)	(1,000,537)	(227,906)
Inventory	(264,148)	(208,542)	(141,547)
Prepaid assets	157,429	(107,715)	(210,434)
Intangible assets	(123,345)	(660,966)	(1,044,899)
Other long-term assets	(184,136)	(3,523)	(43,756)
Accounts payable	1,470,923	(497,999)	2,269,555
Accrued liabilities	1,123,372	208,742	1,250,112
Deferred rent	(297,688)	1,226,086	570,362
Net cash provided by operating activities	11,295,253	7,180,971	7,592,621

Cash flows from investing activities
Purchases of investments	(7,469,555)	(13,883,671)	-
Proceeds from sale of investments	13,111,935	5,278,048	-
Purchases of property and equipment	(38,988,376)	(25,345,370)	(15,675,329)
Acquisition of business, net of cash acquired	(3,202,750)	-	(14,686,575)
Proceeds from sale leaseback transactions	19,079,401	-	-
Cash paid in excess of book value on noncontolling interest	-	-	(866,681)
Net cash used in investing activities	(17,469,345)	(33,950,993)	(31,228,585)

Cash flows from financing activities
Proceeds from issuance of long-term debt	84,008,979	61,743,866	63,521,824
Repayments of long-term debt	(68,513,901)	(60,117,830)	(38,683,029)
Payment of loan fees	(249,116)	-	-
Proceeds from employee stock purchase plan	53,938	23,452	-
Proceeds from sale of common stock, net of underwriter fees	-	31,982,679	-
Distributions from non-controlling interest	-	-	(40,000)
Net cash provided by financing activities	15,299,900	33,632,167	24,798,795

Net increase in cash and cash equivalents	9,125,808	6,862,145	1,162,831

Cash and cash equivalents, beginning of period	9,562,473	2,700,328	1,537,497

Cash and cash equivalents, end of period	$18,688,281	$9,562,473	$2,700,328

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation between Net Income and Restaurant-Level and Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	December 28	December 29	December 28	December 29
	2014	2013	2014	2013
Net income (Loss)	$(1,353,748)	$(177,539)	$(1,268,497)	$134,308
+ Income tax provision	(1,526,706)	(313,636)	(1,706,736)	(261,450)
+ Interest expense	837,949	343,065	2,274,041	1,718,711
+ Other income, net	145,338	(58,334)	58,912	(151,292)
+ Loss on disposal of property and equipment	669,811	14,451	1,023,144	98,162
+ Depreciation and amortization	3,344,826	2,434,607	10,956,951	7,974,481
EBITDA	2,117,470	2,242,614	11,337,815	9,512,920
+ Pre-opening costs	1,409,864	1,194,100	3,473,664	3,230,122
+Non-recurring expenses (Corporate level)	127,919	-	254,241	271,000
Adjusted EBITDA	3,655,253	3,436,714	15,065,720	13,014,042
Adjusted EBITDA margin (%)	10.4%	12.1%	11.7%	12.0%
+ General and administrative	2,382,507	2,211,718	8,601,995	7,139,597
Restaurant–Level EBITDA	6,037,760	5,648,432	23,667,715	20,153,639
Restaurant–Level EBITDA margin (%)	17.2%	19.8%	18.4%	18.5%

(1)Restaurant-Level EBITDA represents net income (loss) attributable to DRH plus the sum of non-restaurant specific general and administrative expenses, restaurant pre-opening costs, loss on property and equipment disposals, the change in fair value of derivative instruments, depreciation and amortization, other income and expenses, interest, taxes, income attributable to noncontrolling interest and non-recurring expenses related to acquisitions, equity offerings or other one-off transactions. Adjusted EBITDA represents net income (loss) attributable to DRH plus the sum of restaurant pre-opening costs, loss on property and equipment disposals, the change in fair value of derivative instruments, depreciation and amortization, other income and expenses, interest, taxes, income attributable to noncontrolling interest, and non-recurring expenses. We are presenting Restaurant-Level EBITDA and Adjusted EBITDA, which are not presented in accordance with GAAP, because we believe they provide an additional metric by which to evaluate our operations. When considered together with our GAAP results and the reconciliation to our net income, we believe they provide a more complete understanding of our business than could be obtained absent this disclosure. We use Restaurant-Level EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, income from operations, net income, and cash flows from operations, to assess our historical and prospective operating performance and to enhance the understanding of our core operating performance. Restaurant-Level EBITDA and Adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; (ii) we believe investors will find these measures useful in assessing our ability to service or incur indebtedness; and (iii) they are used internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors.

Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and restaurant pre-opening costs, both which are non-recurring at the restaurant level. The use of Restaurant-Level EBITDA thereby enables us and our investors to compare our operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency, and performance. The use of Restaurant-Level EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based on GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structure and cost of capital (which affect interest expense and tax rates) and differences in book depreciation of property and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management team believes that Restaurant-Level EBITDA and Adjusted EBITDA facilitate company-to-company comparisons within our industry by eliminating some of the foregoing variations.

Restaurant-Level EBITDA and Adjusted EBITDA are not determined in accordance with GAAP and should not be considered in isolation or as an alternative to net income, income from operations, net cash provided by operating, investing, or financing activities, or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Neither Restaurant-Level EBITDA nor Adjusted EBITDA should be considered as a measure of discretionary cash available to us to invest in the growth of our business. Restaurant-Level EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies and our presentation of Restaurant-Level EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual items. Our management recognizes that Restaurant-Level EBITDA and Adjusted EBITDA have limitations as analytical financial measures, including the following:

●	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect our current capital expenditures or future requirements for capital expenditures;
●	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, associated with our indebtedness;
●

Restaurant-Level EBITDA and Adjusted EBITDA do not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, nor do Restaurant-Level EBITDA and Adjusted EBITDA reflect any cash requirements for such replacements;

●	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
●	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect disposals or other non-recurring income and expenses;
●	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect changes in fair value of derivative instruments;
●	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect restaurant pre-opening costs; and
●	Restaurant-Level EBITDA does not reflect general and administrative expenses.

CONTACT: For more information contact:

         Investor Relations Contacts:

         Sheryl Freeman / Raphael Gross

         ICR Inc.

         646.277.1284 / 203.682.8253

         sheryl.freeman@icrinc.com / raphael.gross@icrinc.com